Exhibit 99.1

HUDSON TECHNOLOGIES REPORTS FOURTH quarter ANd YEAR END 2023 reSults

WOODCLIFF LAKE, NJ – MARCH 6, 2024 – Hudson Technologies, Inc. (NASDAQ: HDSN) announced results for the fourth quarter and year ended December 31, 2023.

For the quarter ended December 31, 2023, Hudson reported revenues of $44.9 million, a decrease of 5% compared to revenues of $47.4 million in the comparable 2022 period. The decrease is primarily related to decreased selling prices for certain refrigerants, offset by slightly higher volume. Gross margin in the fourth quarter of 2023 was 31%, compared to 32% in the fourth quarter of 2022. Hudson reported operating income of $4.7 million in the fourth quarter of 2023, compared to operating income of $7.1 million in the prior year period. The Company recorded net income of $3.9 million or $0.09 per basic and $0.08 per diluted share in the fourth quarter of 2023, compared to net income of $5.1 million or $0.11 per basic and diluted share in the same period of 2022.

For the year ended December 31, 2023, Hudson reported revenues of $289.0 million, a decrease of 11% compared to revenues of $325.2 million for full year 2022. Revenue for the full year 2023 declined primarily related to decreased selling prices for certain refrigerants. Included in the full year 2023 revenues was approximately $53 million from the Company’s Defense Logistics Agency (“DLA”) contract, which represented a record annual revenue from the contract. The Company estimates that approximately $20 million of 2023 DLA revenue is related to increased DLA-specific program activities that may not be repeated in 2024. Gross margin for full year 2023 was 39%, compared to gross margin of 50% in the prior year period. Hudson reported operating income of $78.2 million for full year 2023 compared to operating income of $131.5 million in the prior year. The Company recorded net income of $52.2 million or $1.15 per basic and $1.10 per diluted share in 2023, compared to a net income of $103.8 million or $2.31 per basic and $2.20 per diluted share in 2022.

As previously announced, Hudson fully paid off its remaining $32.5 million of term loan debt during the third quarter of 2023. Stockholders’ equity improved to $228.8 million at December 31, 2023 compared to $174.9 million at December 31, 2022.

Brian F. Coleman, President and Chief Executive Officer of Hudson Technologies commented,

“We delivered a solid fourth quarter consistent with historical fourth quarter performance, which is typically our lowest revenue quarter because it falls outside of our nine-month selling season. Despite a 24% decline in pricing during Q4 2023 when compared to Q4 2022, revenues were only down 5%, stemming from higher volume and increased revenues from our DLA contract. Furthermore, for the full year 2023 the business generated cash flow from operations of $58.5 million.”

“We remain optimistic that the ongoing stepdown in HFC production and consumption allowances and the proposed reclamation mandates as a result of the AIM Act will benefit our business. The stepdown in virgin production and consumption now represents 40% of the baseline for 2024 through 2028. As we’ve previously mentioned, we believe that the proposed Refrigerant Management rule will drive higher demand for our reclaimed refrigerants due to the mandates for the use of reclaimed refrigerants in certain sectors. We believe a final rule will be issued this summer. Likewise, we are encouraged by existing and proposed legislation at both the federal and various state levels that promotes the use of reclaimed refrigerant.

“Hudson has held a leadership role in the refrigerant industry for more than thirty years, and we have long been committed to developing sustainable solutions around responsible refrigerant management and the adoption of reclamation. We are uniquely positioned to leverage our expertise and industry-leading reclamation technology to help drive the transition to more efficient cooling equipment and greener refrigerants, while also servicing the existing installed base with reclaimed refrigerants as the industry continues to evolve,” Mr. Coleman concluded.

Conference Call Information

The Company will host a conference call and webcast to discuss the fourth quarter and year end results today, March 6, 2024 at 5:00 P.M. Eastern Time.

To access the live webcast, please use this link;

https://www.webcaster4.com/Webcast/Page/2161/49792

To participate in the call by phone, dial (877) 545-0523 approximately five minutes prior to the scheduled start time. International callers please dial (973) 528-0016. Callers should use entry code: 432603.

A replay of the teleconference will be available until April 5, 2024 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 49792.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative and sustainable refrigerant products and services to the Heating Ventilation Air Conditioning and Refrigeration industry. For nearly three decades, we have demonstrated our commitment to our customers and the environment by becoming one of the first in the United States and largest refrigerant reclaimers through multimillion dollar investments in the plants and advanced separation technology required to recover a wide variety of refrigerants and restoring them to Air-Conditioning, Heating, and Refrigeration Institute standard for reuse as certified EMERALD Refrigerants™. The Company's products and services are primarily used in commercial air conditioning, industrial processing and refrigeration systems, and include refrigerant and industrial gas sales, refrigerant management services consisting primarily of reclamation of refrigerants and RefrigerantSide® Services performed at a customer's site, consisting of system decontamination to remove moisture, oils and other contaminants. The Company’s SmartEnergy OPS® service is a web-based real time continuous monitoring service applicable to a facility’s refrigeration systems and other energy systems. The Company’s Chiller Chemistry® and Chill Smart® services are also predictive and diagnostic service offerings. As a component of the Company’s products and services, the Company also generates carbon offset projects.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, the ability to meet financial covenants under existing credit facilities, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate any assets it acquires from third parties into its operations, and other risks detailed in the Company's 10-K for the year ended December 31, 2022 and other subsequent filings with the Securities and Exchange Commission. The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau IMS Investor Relations (203) 972-9200 jnesbett@institutionalms.com	Company Contact: Brian F. Coleman, President & CEO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com

Hudson Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(unaudited)

(Amounts in thousands, except for share and par value amounts)

	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$12,446	$5,295
Trade accounts receivable – net	25,169	20,872
Inventories	154,450	145,377
Income tax receivable	5,438	—
Prepaid expenses and other current assets	7,492	5,289
Total current assets	204,995	176,833

Property, plant and equipment, less accumulated depreciation	19,375	20,568
Goodwill	47,803	47,803
Intangible assets, less accumulated amortization	14,771	17,564
Right of use asset	6,591	7,339
Other assets	3,137	2,386
Total Assets	$296,672	$272,493

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$23,399	$14,165
Accrued expenses and other current liabilities	31,537	27,908
Accrued payroll	3,615	6,303
Current maturities of long-term debt	—	4,250
Total current liabilities	58,551	52,626
Deferred tax liability	4,558	244
Long-term lease liabilities	4,790	5,763
Long-term debt, less current maturities, net of deferred financing costs	—	38,985
Total Liabilities	67,899	97,618

Commitments and contingencies

Stockholders’ equity:
Preferred stock, shares authorized 5,000,000: Series A Convertible preferred stock, $0.01 par value ($100 liquidation preference value); shares authorized 150,000; none issued or outstanding	—	—
Common stock, $0.01 par value; shares authorized 100,000,000; issued and outstanding: 45,502,380 and 45,287,619 respectively	455	453
Additional paid-in capital	118,091	116,442
Retained earnings	110,227	57,980
Total Stockholders’ Equity	228,773	174,875

Total Liabilities and Stockholders’ Equity	$296,672	$272,493

Hudson Technologies, Inc. and Subsidiaries

Consolidated Income Statements

(unaudited)

(Amounts in thousands, except for share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
Revenues	$44,856	$47,444	$289,025	$325,225
Cost of sales	30,886	32,107	177,518	162,332
Gross profit	13,970	15,337	111,507	162,893

Operating expenses:
Selling, general and administrative	8,532	7,534	30,542	28,591
Amortization	698	698	2,793	2,793
Total operating expenses	9,230	8,232	33,335	31,384

Operating income	4,740	7,105	78,172	131,509

Other (expense):
Net interest expense	(246)	(2,034)	(8,352)	(14,327)

Income before income taxes	4,494	5,071	69,820	117,182

Income tax expense (benefit)	549	(9)	17,573	13,381

Net income	$3,945	$5,080	$52,247	$103,801

Net income per common share – Basic	$0.09	$0.11	$1.15	$2.31
Net income per common share – Diluted	$0.08	$0.11	$1.10	$2.20
Weighted average number of shares outstanding – Basic	45,496,296	45,151,426	45,385,433	44,990,104
Weighted average number of shares outstanding – Diluted	47,446,365	47,238,439	47,338,231	47,109,018